EXECUTION





                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1997-3

                         TERMS AGREEMENT
                    (to Underwriting Agreement
                      dated March 21, 1996,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                               March 25, 1997
Cherry Hill, NJ 08002



           Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1997-3 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1997-3 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-3038). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1997-3 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of March 1, 1997 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of the Mortgage Pool:
      $445,938,339 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $427,500,000 or greater than $472,500,000.

           (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.


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           Section 2.  The Certificates:  The Offered Certificates
shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):
                                                     Class
                                                    Purchase
      Class          Principal       Interest        Price
                      Balance          Rate        Percentage
      _____          _________       ________      __________

      Class A1      $36,595,621.00     7.50%         98.9687%
      Class A2       39,250,000.00     7.50          98.9687
      Class A3        5,441,592.00     7.50          98.9687
      Class A4       47,000,000.00     7.50          98.9687
      Class A5       42,622,098.00     7.50          98.9687
      Class A6       42,622,097.00     7.50          98.9687
      Class A7       61,276,393.00     7.50          98.9687
      Class A8        7,000,000.00     7.50          98.9687
      Class A9       34,200,000.00     7.50          98.9687
      Class A10      43,100,000.00     7.50          98.9687
      Class A11      29,500,000.00     7.50          98.9687
      Class A12      21,700,000.00     7.50          98.9687
      Class A13       7,880,429.00     7.50          98.9687
      Class A14       4,849,072.00     7.50          98.9687
      Class A15       3,183,573.00     7.50          98.9687
      Class R               100.00     7.50          98.9687
      Class PO          764,984.63     0.00          58.0000


           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, March 27, 1997 (the "Closing Date").

           Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of at least "AAA" and "Aaa" from Fitch Investors Service, L.P. and Moody's Investors Service, respectively.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.



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           Section 6. Additional Expenses. The Underwriter will
pay all expenses (e.g., shipping, postage and courier costs) associated with the delivery of the Prospectus to prospective investors and investors, other than the costs of delivery to the Underwriter's facilities, provided, that if courier services (other than overnight delivery services utilized in the ordinary course of business) are required to ensure that the Prospectus is delivered to investors on the day immediately preceding the Closing Date, the Company will pay such courier expenses.






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           If the foregoing is in accordance with your
understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               DONALDSON, LUFKIN & JENRETTE
                                 SECURITIES CORPORATION




                               By:__________________________
                                  Name:
                                  Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:_______________________________
   Name:
   Title:




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